                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                     Securities and Exchange Act of 1934


       Date of Report (Date of earliest event reported): April 18, 1995



                             FIRSTAR CORPORATION
            (Exact name of registrant as specified in its charter)



     Wisconsin                      1-2981                     39-0711710
 (State or other                 (Commission               (IRS Employer
 jurisdiction of                 File Number)              Identification No.)
 incorporation


   777 East Wisconsin Avenue, Milwaukee, Wisconsin                 53202
     (Address of principal executive offices)                    (Zip Code)



  Registrant's telephone number, including area code: (414) 765-4985

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

    (a)     Financial Statements of First Colonial Bankshares Corporation

    On January 31, 1995, Firstar Corporation completed the merger with First Colonial Bankshares Corporation in a transaction accounted for as a pooling of interests.

    The following financial statements of First Colonial Bankshares Corporation are filed as part of this document.


    - Consolidated Balance Sheets as of December 31, 1994 and 1993
    - Consolidated Statements of Income for the Years Ended
      December 31, 1994, 1993 and 1992
    - Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1994, 1993 and 1992
    - Consolidated Statements of Cash Flows for the Years Ended
      December 31, 1994, 1993 and 1992
    - Notes to the Consolidated Financial Statements
    - Independent Auditors' Report

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Consolidated Balance Sheets

December 31 (in thousands, except share data)

         ASSETS                                                                          1994               1993
         ------                                                                          ----               ----
Cash and noninterest-bearing deposits                                                 $   90,710             85,886
Federal funds sold                                                                         9,070              9,415
                                                                                      ----------          ---------

Cash and cash equivalents                                                                 99,780             95,301
                                                                                      ----------          ---------

Money market investments                                                                     405              1,307
Investment securities:
  Held-to-maturity - fair value of $346,464 and $271,428
     at December 31, 1994 and 1993                                                       362,321            271,973
  Available-for-sale - stated at fair value                                              171,411            209,445

Loans, net of unearned discount                                                        1,072,513            962,489
Allowance for loan losses                                                                (14,324)           (11,860)
                                                                                      ----------          ---------

Net loans                                                                              1,058,189            950,629
                                                                                      ----------          ---------

Premises and equipment                                                                    25,278             24,125
Accrued interest receivable and other assets                                              25,603             25,337
Goodwill, net of amortization of $11,623 and $9,224
  at December 31, 1994 and 1993                                                           36,575             25,925
                                                                                      ----------          ---------
Total assets                                                                          $1,779,562          1,604,042
                                                                                      ==========          =========

  LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                                                 $  308,215            250,231
  Interest-bearing                                                                     1,227,726          1,110,306
                                                                                      ----------          ---------

Total deposits                                                                         1,535,941          1,360,537

Short-term borrowings                                                                     55,021             64,616
Long-term debt                                                                            27,462             11,932
Accrued taxes and other liabilities                                                        7,844             10,693
                                                                                      ----------          ---------

Total liabilities                                                                      1,626,268          1,447,778
                                                                                      ==========          =========

Stockholders' equity:
  Preference stock, Series B - no par value, 12,500 shares authorized,
     7,500 shares issued and outstanding in 1993                                          -                   1,200
  Preference stock, Series C - no par value, 40,250 shares authorized,
     38,775 shares issued and outstanding in 1994; 40,250 shares issued
     and outstanding in 1993                                                              19,388             20,125
  Common stock:
     Class A - par value $1.25, 20,000,000 shares authorized, 8,910,115 shares issued and 8,126,475 shares outstanding in 1994; 8,723,545 shares issued
         8,247,747 shares outstanding in 1993                                             11,138             10,904
     Class B - par value $1.25, 6,000,000 shares authorized, 1,816,362 shares issued and 1,535,112 shares outstanding in 1994; 1,871,215 shares issued
         1,589,965 shares outstanding in 1993                                              2,270              2,339
Surplus                                                                                   56,523             54,296
Retained earnings                                                                         77,803             72,937
Treasury stock, at cost; Class A, 783,640 shares in 1994 and 475,798 shares
  in 1993; Class B, 281,250 shares in 1994 and 1993                                      (13,762)            (6,637)
  Net unrealized gain (loss) on securities available-for-sale, net of income taxes           (66)             1,100
                                                                                      ----------          ---------

Total stockholders' equity                                                               153,294            156,264
                                                                                      ----------          ---------

Total liabilities and stockholders' equity                                            $1,779,562          1,604,042
                                                                                      ==========          =========

See accompanying notes to consolidated financial statements.

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Income

December 31 (in thousands, except share data)

                                                                   1994              1993          1992
                                                                   ----              ----          ----
Interest income:
  Loans, including fees                                       $    89,448             82,592        86,306
  Federal funds sold                                                  804                517           575
  Money market investments                                             43                291         2,738
  Investment securities:
     Taxable                                                       16,262             12,368        17,906
     Exempt from Federal income taxes                               8,035              5,853         4,803
                                                              -----------          ---------     ---------

  Total interest income                                           114,592            101,621       112,328
                                                              -----------          ---------     ---------

Interest expense:
  Deposits                                                         37,437             33,921        44,635
  Short-term borrowings                                             2,214              1,378         2,029
  Long-term debt                                                    1,978              1,549         1,644
                                                              -----------          ---------     ---------

  Total interest expense                                           41,629             36,848        48,308
                                                              -----------          ---------     ---------

  Net interest income                                              72,963             64,773        64,020
Provision for loan losses                                           6,100              3,892         5,043
                                                              -----------          ---------     ---------

Net interest income after provision for loan losses                66,863             60,881        58,977
                                                              -----------          ---------     ---------

Noninterest income:
  Service charges on deposits                                       9,216              8,693         8,752
  Trust                                                             2,477              2,336         2,370
  Mortgage banking                                                    849              2,176         2,234
  Investment services                                               1,962              2,597         3,421
  Leasing                                                             936              1,089         1,037
  Investment securities gains (losses), net                        (3,659)               238         1,563
  Other                                                             6,106              5,223         3,998
                                                              -----------          ---------     ---------

  Total noninterest income                                         17,887             22,352        23,375
                                                              -----------          ---------     ---------

Noninterest expense:
  Salaries and employee benefits                                   32,456             28,406        25,752
  Net occupancy                                                     7,553              7,219         6,889
  Equipment                                                         3,895              3,636         3,293
  Data processing                                                   3,835              3,408         3,159
  FDIC insurance premiums                                           3,179              3,004         3,109
  Legal and professional                                            3,119              2,681         2,781
  Amortization of goodwill                                          2,399              1,719         1,659
  Amortization of mortgage loan servicing rights                      -                1,356         5,367
  Other                                                            11,725             11,975        12,784
                                                              -----------          ---------     ---------

  Total noninterest expense                                        68,161             63,404        64,793
                                                              -----------          ---------     ---------

Income before income taxes                                         16,589             19,829        17,559
Income taxes                                                        4,587              6,210         5,357
                                                              -----------          ---------     ---------

Net income                                                         12,002             13,619        12,202
Dividend requirements of preferred and preference stock             1,388              1,795         1,432
                                                              -----------          ---------     ---------

Net income applicable to common stock                         $    10,614             11,824        10,770
                                                              -----------          ---------     ---------

Net income per common share                                   $      1.00               1.15          1.08
                                                              -----------          ---------     ---------
Weighted average shares outstanding:
  Class A common                                                8,282,877          8,158,327     7,875,350
  Class B common                                                1,570,652          1,592,734     1,597,559
                                                              ===========          =========     =========

See accompanying notes to consolidated financial statements.

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

                                                                                    1994               1993           1992
                                                                                    ----               ----           ----
Preferred stock, Series A:
  Balance at beginning of year                                                    $  -                  3,928         3,928
  Preferred stock redeemed (68,907 shares)                                           -                 (3,928)        -
                                                                                  --------             ------        ------

  Balance at end of year                                                             -                  -             3,928
                                                                                  --------             ------        ------

Preference stock, Series B:
  Balance at beginning of year                                                       1,200              1,200         1,200
  Preference stock converted (7,500 shares) to Class A common stock                 (1,200)             -             -
                                                                                  --------             ------        ------

  Balance at end of year                                                             -                  1,200         1,200
                                                                                  --------             ------        ------

Preference stock, Series C:
  Balance at beginning of year                                                      20,125             20,125         -
  Preference stock converted (1,475 shares) to Class A common stock                   (737)             -             -
  Preference stock issued (40,250 shares)                                            -                  -            20,125
                                                                                  --------             ------        ------

  Balance at end of year                                                            19,388             20,125        20,125
                                                                                  --------             ------        ------

Common stock, Class A:
  Balance at beginning of year                                                      10,904             10,604        10,235
  Common stock issued under option plans                                                52                292           366
  Conversion from Series B preference stock                                             94              -             -
  Conversion from Series C preference stock                                             19              -             -
  Conversion from Class B common stock                                                  69                  8             3
                                                                                  --------             ------        ------

  Balance at end of year                                                            11,138             10,904        10,604
                                                                                  --------             ------        ------

Common stock, Class B:
  Balance at beginning of year                                                       2,339              2,347         2,350
  Conversion to Class A common stock                                                   (69)                (8)           (3)
                                                                                  --------             ------        ------

  Balance at end of year                                                             2,270              2,339         2,347
                                                                                  --------             ------        ------

Surplus:
  Balance at beginning of year                                                      54,296             51,589        49,123
  Class A common stock issued under option plans                                       522              3,052         3,360
  Stock options assumed in acquisitions                                                431              -             -
  Series A preferred stock redemption                                                -                   (345)        -
  Series B preference stock conversion                                               1,106              -             -
  Series C preference stock conversion                                                 168              -             -
  Series C preference stock issuance costs                                           -                  -              (894)
                                                                                  --------             ------        ------

  Balance at end of year                                                          $ 56,523             54,296        51,589
                                                                                  ========             ======        ======




                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity


                                                                                        1994               1993          1992
                                                                                        ----               ----          ----
Retained earnings:
  Balance at beginning of year                                                        $ 72,937           66,311         60,163
  Net income                                                                            12,002           13,619         12,202
  Cash dividend declared:
     Preferred A ($4.13 per share in 1993; $5.50 per share in 1992)                      -                 (284)          (379)
     Preference B ($13.60 per share in 1993 and 1992)                                    -                 (102)          (102)
     Preference C ($35.00 per share in 1994 and1993; $23.63 per share in 1992)          (1,389)          (1,409)          (951)
     Common A ($.60, $.55, and $.50 per share 1994, 1993, and 1992)                     (4,966)          (4,498)        (3,958)
     Common B ($.50, $.44, and $.42 per share in 1994, 1993, and 1992)                    (781)            (700)          (664)
                                                                                      --------          -------        -------

  Balance at end of year                                                                77,803           72,937         66,311
                                                                                      --------          -------        -------

Treasury stock:
  Balance at beginning of year                                                          (6,637)          (6,637)        (6,371)
  Acquisition of treasury stock (349,500 shares in 1994; 15,371 shares in 1992)         (8,002)           -               (266)
  Class A common stock issued under option plans                                           326            -              -
  Class A common stock issued upon conversion Series C preference stock                    551            -              -
                                                                                      --------          -------        -------

  Balance at end of year                                                               (13,762)          (6,637)        (6,637)
                                                                                      --------          -------        -------

Net unrealized gain (loss) on securities available-for-sale:
  Balance at beginning of year                                                           1,100            -              -
  Implementation of change in accounting for marketable debt and equity securities,
     net of income taxes of $733                                                         -                1,100          -
  Change in unrealized loss on securities available-for-sale, net of taxes of $(777)    (1,166)           -              -
                                                                                      --------          -------        -------

  Balance at end of year                                                                   (66)           1,100          -
                                                                                      --------          -------        -------

Total stockholders' equity at end of year                                             $153,294          156,264        149,467
                                                                                      ========          =======        =======

See accompanying notes on consolidated financial statements.

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31 (in thousands)

                                                                              1994                  1993           1992
                                                                              ----                  ----           ----
Operating activities:
  Net income                                                               $   12,002               13,619        12,202
  Adjustments to reconcile net income to net cash provided by operating activities:
         Net depreciation and amortization                                      7,106                7,131        11,218
         Provision for loan losses                                              6,100                3,892         5,043
         Deferred income taxes                                                   (844)                 736        (2,616)
         Loss (gain) on sale of investment securities                           3,659                 (238)       (1,563)
         Gain on sale of loans                                                   (776)              (1,374)         (745)
         Proceeds from sale of loans                                           57,373               97,590        45,431
         Origination of loans held-for-sale                                   (51,404)            (103,204)      (44,686)
         Net amortization/accretion of investment premiums and discount         3,472                8,135         6,788
         Decrease in accrued interest receivable                                  552                1,209         3,497
         Increase (decrease) in accrued interest payable                          292                 (989)       (3,296)
         (Increase) decrease in other assets                                    1,464               (3,250)        1,098
         Increase (decrease) in other liabilities                              (1,285)                (992)          149
                                                                           ----------             --------      --------

Net cash provided by operating activities                                      37,711               22,265        32,520
                                                                           ----------             --------      --------

Investing activities:
  Net decrease in money market instruments                                        902               29,960        78,777
  Proceeds from sales of investment securities                                131,801                6,598       112,569
  Proceeds from maturities and calls of investment securities                 182,008              392,162       364,767
  Purchases of investment securities                                         (317,120)            (501,525)     (413,791)
  Net (increase) decrease in loans                                            (29,965)              36,524       (78,829)
  Purchases of equipment and leasehold improvements                            (2,769)              (4,419)       (8,867)
  Payment for acquisitions net of cash acquired                                (8,315)               -             -
                                                                           ----------             --------      --------

Net cash provided by (used in) investing activities                           (43,458)             (40,700)       54,626
                                                                           ----------             --------      --------

Financing activities:
  Net increase (decrease) in deposit accounts                                  20,230                1,407       (55,627)
  Net increase (decrease) in short-term borrowing                             (11,242)              25,957       (31,454)
  Issuances of long-term debt                                                  33,690                3,263        14,020
  Payments on long-term debt                                                  (18,160)             (12,105)       (7,437)
  Issuance of Series C Preference stock                                         -                   -             19,231
  Redemption of Series A preferred stock                                        -                  (4,273)         -
  Cash dividends paid                                                          (7,037)             (6,851)        (5,974)
  Proceeds from stock options exercises                                           747               3,344          3,726
  Acquisition of treasury stock                                                (8,002)              -               (266)
                                                                           ----------             --------      --------

Net cash provided (used) by financing activities                               10,226              10,742        (63,781)
                                                                           ----------             --------      --------
Increase (decrease) in cash and cash equivalents                                4,479              (7,693)        23,365

Cash and cash equivalents at beginning of year                                 95,301             102,994         79,629
                                                                           ----------             --------      --------

Cash and cash equivalents at end of year                                   $   99,780              95,301        102,994
                                                                           ----------             --------      --------

SUPPLEMENTAL DISCLOSURE:
  Income taxes paid to federal and state governments                       $    6,420               6,492          6,994
                                                                           ----------             --------      --------

  Interest paid to depositors and creditors                                $   41,338              37,837         51,604
                                                                           ----------             --------      --------

  Purchase of bank subsidiaries:
     Fair value of assets acquired                                         $  172,978               -              -
     Consideration paid:
         Cash                                                                 (29,101)              -              -
         Stock options in lieu of cash                                           (431)              -              -
     Excess cost over fair value of assets acquired                            13,882               -              -
                                                                           ----------             --------      --------

  Liabilities assumed                                                      $  157,328               -              -
                                                                           ==========             ========      ========

See accompanying notes to consolidated financial statements.

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1994 and 1993




(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of First Colonial Bankshares Corporation (Company) and its wholly owned subsidiaries conform with generally accepted accounting principles and to general practice within the banking, mortgage banking, and leasing industries. The following is a description of the more significant of these policies.

          BASIS OF PRESENTATION

     The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications were made to the 1993 and 1992 consolidated financial statements to conform to the 1994 presentation.

          INVESTMENT SECURITIES

     The Company implemented Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993. This Statement requires the classification of debt and equity securities into three categories: held-to-maturity, available-for-sale, or trading. Held-to-maturity securities are those which management has the intent and ability to hold to maturity. Available-for-sale securities are those securities which management may sell prior to maturity as a result of changes in interest rates, prepayment factors, or as part of the Company's overall asset and liability management strategy. Trading securities are those securities bought and held principally for the purpose of selling them in the near term. The Company currently has no securities designated as trading.

     Held-to-maturity securities are recorded at cost, adjusted for amortization of premium and accretion of discount, using the effective interest method. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related income tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

     A decline in the market value of any available-for-sale or held-to-maturity security that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     Interest and dividend income are recognized when earned. Realized gains and losses on securities are included in noninterest income. Gains and losses on the sale of securities are recognized using the specific identification method.


                                                                   (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     Included as investment securities are mortgage-backed and related securities. Premiums and discounts on these securities are amortized and accreted using the interest method over the remaining estimated life of the security. Actual prepayment experience, which may vary from the original estimates, is periodically reviewed and related amortization and accretion is adjusted accordingly.

          LOANS AND LEASES

     Loans are reported at the principal amount outstanding, net of unearned income. Interest income is accrued as earned. Loan origination fees, net of direct origination costs, are deferred and recognized as interest income over the life of the loan using the effective interest method. All other loan related fees are recorded as noninterest income.

     Lease financing receivables are carried at the aggregate of lease payments receivable plus estimated residual values, less unearned income. Revenue is recognized on a basis calculated to achieve a constant rate of return on the outstanding net receivable balance.

     Loans which are past due 90 days are placed on nonaccrual status unless management considers the delinquency to be temporary, in which case accrual status is maintained. At the time a loan is placed on nonaccrual status, unpaid interest is charged against interest income of the current period. Interest on nonaccrual loans is recognized as income only when cash is actually received and the Company expects to recover the principal balance of the loan. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist.

          ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level considered by management to be adequate to provide for anticipated losses in the current loan portfolio. The provision for loan losses is based on management's judgment as to the adequacy of the allowance for loan losses, after considering a variety of factors which include experience related to loan losses, scrutiny of individual credit and risk factors, results of regulatory agency reviews, and present and expected economic conditions in the Company's market area. Actual loan losses may vary from current estimates.

          PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to noninterest expense primarily on a straight-line basis over the shorter of the estimated useful lives of the assets or terms of the leases. Maintenance and repairs are charged to expense as incurred.

          STATEMENT OF CASH FLOWS

     For purposes of reporting cash flows, the Company has defined cash and cash equivalents to include cash on hand, noninterest-bearing deposits, and federal funds sold.




                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

          GOODWILL

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is being amortized on a straight-line basis over periods of 40 years for acquisitions prior to 1984, 25 years for acquisitions completed in 1984, 20 years for acquisitions completed during 1985 through 1990, and 15 years for acquisitions after 1990. The Company assesses the recoverability of its goodwill through review of various economic factors on a periodic basis to determine whether impairment, if any, exists.

          INTEREST RATE PRODUCTS

     The Company enters into interest rate swap and interest rate option contracts to limit its exposure to interest rate fluctuations. The interest differential applicable to interest rate swaps, which hedge specific assets and liabilities, is recorded as an adjustment to the yield of the underlying assets and liabilities over the lives of the contracts.

          INCOME TAXES

     Income tax expense represents the current and deferred income tax consequences of all events that have been recognized in the financial statements, as measured by the provisions of enacted tax laws. Deferred income taxes represent an undiscounted amount of taxes payable or refundable in future years as a result of differences between the bases of assets and liabilities for financial reporting and tax purposes as of each year end.

     The Company implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (Statement No. 109) on January 1, 1993. The change in the method of accounting for income taxes resulted in no cumulative effect to be reported in the year of implementation. Prior to adoption of Statement No. 109, the Company accounted for income taxes under Statement No. 96. Both statements use a balance sheet approach to recognizing deferred taxes.

     The Company and its subsidiaries file consolidated Federal and state income tax returns. The provision for income taxes of the Company and each subsidiary is calculated as if each company filed separate returns, except that the benefits of losses are allocated to the companies incurring such losses to the extent that the losses reduce consolidated taxable income.

          NET INCOME PER COMMON SHARE

     Net income per common share is calculated by dividing income applicable to common stock by the average number of common shares outstanding, increased by common stock equivalents, during the period. Common stock equivalents are the number of shares issuable upon exercise of stock options and stock purchase agreements, less common shares assumed purchased by the Company with the proceeds received upon the exercise of stock options and conversion of stock purchase agreements.




                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

          MORTGAGE BANKING

     Mortgage banking income consists primarily of servicing fee income recorded on the accrual method, and loan origination fees from loans sold. Origination costs associated with loan applications are expensed as period costs. Mortgage loan servicing rights are amortized over the estimated lives of the related loans in proportion to the recognition of estimated net servicing income.

(2)  ACQUISITIONS

     On March 31, 1994, the Company acquired 100% of the outstanding stock of Hi-Bancorp, Inc. and GNP Bancorp, Inc. and minority shares of Bank of Highwood in a cash transaction. Hi-Bancorp, Inc. and GNP Bancorp, Inc. are the parent companies of Bank of Highwood, which has been renamed First Colonial Bank/Highwood (Highwood), and New Century Bank, which has been renamed First Colonial Bank/Mundelein (Mundelein), respectively. The combined purchase price was approximately $29.5 million and was financed with $28 million of long-term debt.

     The acquisitions were accounted for using the purchase method of accounting and as such the Company's operating results for 1994 include the results of Highwood and Mundelein since April 1, 1994. The purchase accounting adjustments associated with the acquisitions are being amortized or accreted using the straight-line or interest method, as appropriate, over the related assets' estimated useful lives.

(3)  CASH AND NONINTEREST-BEARING DEPOSITS

     Included in the cash and noninterest bearing deposits balance are amounts required to be deposited with the Federal Reserve Bank of Chicago. These reserve balances vary depending on the level of customer deposits in the Company's subsidiary banks. Balances required by the Federal Reserve were approximately $5.1 million at December 31, 1994. The Company also maintains compensating balances, which are not legally restricted, with a correspondent bank. These compensating balances are maintained in lieu of fees for correspondent banking services. At December 31, 1994, compensating balances were approximately $6.8 million

(4)  INTEREST-BEARING DEPOSITS WITH FOREIGN BANKS

     The Company routinely places investments with foreign banks, United States branches of foreign banks, or foreign branches of United States Banks.
     The Company limits these investments to those foreign banks which receive a Standard & Poor's or Moody's rating of A2/P2 or better. In addition, country risks are carefully considered and per bank and per country limits are established and continually monitored. All foreign interest-bearing deposits are U.S. dollar denominated and




                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     are classified as money market investments on the consolidated balance sheets. The Company is not subject to any risk of loss from foreign currency transactions. At December 31, 1994, the Company had no foreign deposits outstanding. At December 31, 1993, the Company had $1.0 million in foreign deposits outstanding. Interest income recorded on foreign investments amounted to $27,000, $279,000, and $2.5 million in 1994, 1993, and 1992, respectively.

(5)  INVESTMENT SECURITIES

     The amortized cost and estimated fair value (hedge-adjusted) of held-to-maturity and available-for-sale securities are as follows (in thousands):

                                                                                      December 31, 1994
                                                            ----------------------------------------------------------------
                                                            Amortized              Unrealized     Unrealized         Fair
                                                              cost                   gains          losses           value
                                                            ---------              -----------    ----------         ------
     Held-to-maturity:
        U.S. Treasury and U.S.
           Government agency                                     $ 142,981           -            (7,308)            135,673
        States and political subdivisions                          177,795          888           (7,689)            170,994
        Mortgage-backed securities and other                        41,545           29           (1,777)             39,797
                                                                 ---------          ---          -------             -------

        Total                                                      362,321          917          (16,774)            346,464
                                                                 =========          ===          =======             =======


     Available-for-sale:
        U.S. Treasury and U.S.
           Government agency                                       165,215           10             (172)            165,053
        States and political subdivisions                            5,020           59               (1)              5,078
        Mortgage-backed securities and other                         1,276            5               (1)              1,280
                                                                 ---------          ---          -------             -------

        Total                                                    $ 171,511           74             (174)            171,411
                                                                 =========          ===          =======             =======


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

                                                                                      December 31, 1993
                                                            ----------------------------------------------------------------
                                                            Amortized              Unrealized     Unrealized         Fair
                                                              cost                   gains          losses          value
                                                            ---------              ----------     ----------        -------
     Held-to-maturity:
        U.S. Treasury and U.S.
           Government agency                                    $  87,673             76          (479)               87,270
        States and political subdivisions                         130,630            497          (601)              130,526
        Mortgage-backed securities and other                       53,670             87          (125)               53,632
                                                                ---------          -----        ------               -------

        Total                                                     271,973            660        (1,205)              271,428
                                                                ---------          -----        ------               -------

     Available-for-sale:
        U.S. Treasury and U.S.
           Government agency                                       79,159             51           (10)               79,200
        States and political subdivisions                          31,767          1,464            -                 33,231
        Mortgage-backed securities and other                       96,686            529          (201)               97,014
                                                                ---------          -----        ------               -------

        Total                                                   $ 207,612          2,044          (211)              209,445
                                                                =========          =====        ======               =======

     The amortized cost and estimated fair value (hedge adjusted) of investment securities by contractual maturity at December 31, 1994 are shown below (in thousands). Expected maturities will differ from contractual maturities since debt issuers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                       Held-to-maturity                Available-for-sale
                                                                 ------------------------------      ---------------------------
                                                                 Amortized              Fair         Amortized           Fair
                                                                   cost                value           cost             value
                                                                 --------              ------        ----------         ------
     Due in one year or less                                        $  41,283            40,643       163,919            163,762
     Due in one year through five years                               181,776           174,194         6,316              6,369
     Due after five years through ten years                            83,564            77,573           -                  -
     Due after ten years, including equity securities                  25,684            25,554           -                  -
                                                                    ----------          -------       -------            -------

                                                                      332,307           317,964       170,235            170,131

     Mortgage-backed securities                                        30,014            28,500         1,276              1,280
                                                                    ----------          -------       -------            -------

     Total investment securities                                    $ 362,321           346,464       171,511            171,411
                                                                    =========           =======       =======            =======


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     Proceeds from the sales of investment securities available-for-sale during 1994 of $131.8 million generated realized gains of $640,000 and realized losses of $4.3 million. Sales of investment securities in 1993 and 1992 resulted in proceeds of $6.6 million and $112.6 million, respectively, and generated gains of $244,000 and $1.7 million, and losses of $6,000 and $95,000, respectively. At December 31, 1994, investment securities carried at approximately $141 million were pledged to secure public deposits and for other purposes as required or permitted by law.

(6)  LOANS

     A summary of loans by category at December 31 is as follows (in thousands):

                                                                                   1994               1993
                                                                                   ----               ----
     Commercial and industrial                                                $     192,571          182,525
     Real estate construction                                                        57,451           53,295
     Real estate mortgage                                                           723,887          661,761
     Consumer, net of unearned discount of $1,648 and $567                           71,308           39,570
     Direct lease financing                                                          27,296           25,338
                                                                              -------------          -------

     Total loans                                                              $   1,072,513          962,489
                                                                              =============          =======

     The components of the net investment in direct lease financing at December 31 are as follows (in thousands):

                                                                                   1994               1993
                                                                                   ----               ----
     Minimum lease payments receivable                                        $     27,734           26,378
     Estimated unguaranteed residual values of leased property                       2,772            3,609
     Unearned income                                                                (3,210)          (4,649)
                                                                                    ------           ------
     Net investment in direct lease financing                                 $     27,296           25,338
                                                                                    ======           ======



                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     Minimum lease payments for each of the succeeding fiscal years are as follows (in thousands):

        Years ended
        December 31                                                                 Amount
        -----------                                                                 ------
        1995                                                                    $   10,798
        1996                                                                         8,374
        1997                                                                         5,190
        1998                                                                         2,256
        1999                                                                           891
        Thereafter                                                                     225
                                                                                ----------
     Total minimum lease payments                                               $   27,734
                                                                                ==========

     Nonperforming assets at December 31 are as follows (in thousands):

                                                                                     1994             1993
                                                                                     ----             ----
     Nonaccrual loans                                                           $   17,707           11,394
     Contractually past due 90 days but still accruing interest                      2,768            3,849
     Restructured loans                                                                100                7
                                                                                ----------           ------
     Total nonperforming loans                                                      20,575           15,250
     Foreclosed assets included in other assets                                      3,833            2,991
                                                                                ----------           ------
     Total nonperforming assets                                                 $   24,408           18,241
                                                                                ==========           ======

     The reduction in interest income associated with nonaccrual and restructured loans is as follows (in thousands):

        Years ended December 31                                                     1994        1993        1992
        -----------------------                                                     ----        ----        ----
     Interest income in accordance with original items                            $ 1,703       1,323        1,776
     Interest income recognized for the entire period or since
        the loans were classified as nonaccrual or restructured                       717         352          660
                                                                                  -------       -----        -----
     Reduction in interest income                                                 $   986         971        1,116
                                                                                  =======       =====        =====



                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     The Company has loans outstanding to certain of its directors and executive officers and to companies in which a director or executive officer has at least a 10% beneficial interest. These loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to such related parties whose outstanding balance exceed $60,000 approximated $49.1 million at December 31, 1994 and $45.0 million at December 31, 1993. During 1994, $18.4 million of related party loans were made and repayments totaled $14.3 million, including decreases of $814,000 due to executive officers' and directors' separation from the Company.

(7)  ALLOWANCE FOR LOAN LOSSES

     A summary of the changes in the allowance for loan losses is as follows (in thousands):

                                                                                      1994             1993          1992
                                                                                      ----             ----          ----
     Beginning of year                                                              $ 11,860           12,170        10,587
        Provision for loan losses                                                      6,100            3,892         5,043
        Charge-offs                                                                   (6,185)          (4,920)       (4,065)
        Recoveries                                                                     1,338              718           605
        Acquired subsidiaries' balance
           at date of acquisition                                                      1,211               --            --
                                                                                    --------           ------        ------
      End of year                                                                   $ 14,324           11,860        12,170
                                                                                    ========           ======        ======

(8)  PREMISES AND EQUIPMENT

     A summary of the Company's premises and equipment at December 31 is as follows (in thousands):

                                                                                    1994              1993
                                                                                    ----              ----
     Land                                                                       $   4,278            2,817
     Premises                                                                      10,789            7,737
     Leasehold improvements                                                         9,281            9,229
     Furniture and equipment                                                       18,451           17,879
     Premises under capital leases                                                  1,289            2,510
                                                                                ---------           ------
     Total                                                                         44,088           40,172
     Accumulated depreciation and amortization                                    (18,810)         (16,047)
                                                                                ---------           ------
     Net book value of premises and equipment                                   $  25,278           24,125
                                                                                =========           ======



                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     Depreciation and amortization amounted to $4.5 million in 1994, $4.2 million in 1993, and $3.9 million in 1992. Premises under capital leases are shown net of accumulated amortization of $337,000 and $636,000 at December 31, 1994 and 1993, respectively.

     The Company is obligated under several noncancelable leases for premises. Lease terms expire between 1995 and 2038. The most significant of these is a 25-year sale and leaseback transaction entered into on January 4, 1988 between the Company and one of the Company's directors and members of his family. Rental payments under this lease were $1.2 million in 1994, and increase annually based upon the change in the Consumer Price Index. The Company's banking subsidiaries financed 83% of the purchase, which was at appraised value, with a mortgage that requires monthly payments, based on a 30-year amortization over a 20-year term. The outstanding mortgage balance as of December 31, 1994 was $8.8 million. Interest is calculated at a fixed rate of 10.5% for 10 years with the rate reset at the start of the eleventh year within a range of 9% - 12%.

     The future minimum annual rental commitments under operating and capital leases are as follows (in thousands):

     Years ended
     December 31                                                                   Operating          Capital
     -----------                                                                   ---------          -------
        1995                                                                  $     3,115              184
        1996                                                                        3,010              207
        1997                                                                        2,908              207
        1998                                                                        2,903              207
        1999                                                                        2,920              207
        Thereafter                                                                 29,948            2,739
                                                                                   ------            -----
     Total minimum annual rental commitments                                  $    44,804            3,751
                                                                                   ======
     Amounts representing interest                                                                  (2,110)
                                                                                                     -----
     Present value of net minimum lease payments                                                   $ 1,641
                                                                                                     =====

     Minimum annual rental payments are subject to periodic adjustments based on increases in property taxes, increases in certain operation costs, and changes in various economic indicators. Rental expense, net of rental income, for all operating leases was $3.2 million for 1994, $3.1 million for 1993, and $2.7 million for 1992.

(9)  DEPOSITS

     The aggregate amount of time deposits in denominations of $100,000 or more was $127.2 million and $80.6 million at December 31, 1994 and 1993, respectively. Interest expense on such time deposits was $4.5 million and $3.4 million in 1994 and 1993, respectively.



                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(10) SHORT-TERM BORROWINGS

     A summary of short-term borrowings at December 31 is as follows (in thousands):

                                                                                    1994              1993
                                                                                    ----              ----
     Federal funds purchased                                                  $     11,000           12,550
     Securities sold under agreement to repurchase                                  32,653           31,328
     Borrowings under credit lines                                                   7,250           15,505
     Federal Home Loan Bank note                                                     1,300              -
     Treasury, tax and loan note option                                              2,818            5,233
                                                                                     -----            -----
     Total short-term borrowings                                              $     55,021           64,616
                                                                                    ======           ======

     The Company maintains an unsecured line of credit of $20.0 million, of which $7.3 million and $15.5 million were outstanding at December 31, 1994 and December 31, 1993, respectively. This line is used to support general corporate financing needs. The interest rate on this line floats with prime or LIBOR, or a combination thereof. The average interest rate paid in 1994 and 1993 was 5.90% and 4.77%, respectively; the average interest rate in effect at December 31, 1994 is 6.68%.

     The Federal Home Loan Bank note is secured by real estate related assets of a bank subsidiary.

                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(11) LONG-TERM DEBT

     The Company's long-term debt at December 31 is as follows (in thousands):

                                                                                1994      1993
                                                                              --------  --------
     Parent company debt:
        Variable rate term note due March 31, 1998                            $ 18,000       -
        14% subordinated capital notes due October 17, 1996                      1,500     1,500
                                                                              --------  --------
                                                                                19,500     1,500
                                                                              --------  --------
     Subsidiary debt:
        Bank:
           Federal Home Loan Bank Note, 4.36%, due July 14, 1996                 2,500     3,000
           Capital lease obligations (see note 8)                                1,641     3,220
        Mid-States:
           Discounted notes, net of discount of $442 and $263 at
             December 31, 1994 and 1993, respectively                            3,821     4,212
                                                                              --------  --------
                                                                                 7,962    10,432
                                                                              --------  --------
     Total long-term debt                                                     $ 27,462    11,932
                                                                              ========  ========

     On March 31, 1994, the Company entered into a $28.0 million term note due March 31, 1998. The term note was used to finance the acquisition of Hi Bancorp, Inc. and GNP Bancorp, Inc. The term note requires minimum principal reductions of $6.0 million on March 31, 1995, March 31, 1996, and March 31, 1997 and $10.0 million on March 31, 1998. On July 6, 1994, the Company elected to pre-pay the term note by $10.0 million. The interest rate on this term note floats with prime or LIBOR, or a combination thereof. The average interest rate paid in 1994 was 5.47%; the interest rate in effect at December 31, 1994 is 7.38%.

     The 14% subordinated capital notes were issued in tandem with mandatory stock purchase agreements pursuant to which the holder agrees to purchase Class B common stock at a price of $4.60 per share. The holders are obligated to purchase Class B common stock equal to the amount of notes they hold any time prior to October 17, 1996. Interest is payable quarterly. Failure by the Company to pay interest will not constitute default; however, the Company is precluded from paying dividends on its common, preference, or preferred shares if any interest is due but unpaid. All current note holders are executive officers or directors of the Company or its subsidiaries. On January 30, 1995, all note holders converted their notes into 326,087 shares of Class B common stock.


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     Mid-States has outstanding discounted notes, including interest, of $4.3 million. The holders of these notes have a security interest in certain lease receivables. Interest rates are fixed ranging from 6.04% to 15.25%, with a weighted average rate of 8.98% at December 31, 1994.

     The Federal Home Loan Bank note is secured by real estate related assets of a bank subsidiary.

     The various issues of long-term debt require principal payments, including interest on the discounted notes, as follows (in thousands):

     Years ended
     December 31                              Parent            Subsidiaries             Total
     -----------                             --------           -------------           --------
        1995                                $   -                   4,621                 4,621
        1996                                   3,500                1,231                 4,731
        1997                                   6,000                  946                 6,946
        1998                                  10,000                   40                10,040
        1999                                    -                      33                    33
        Thereafter                              -                   1,533                 1,533
                                            --------             --------              --------
     Total principal payments               $ 19,500                8,404                27,904
                                            ========             ========              ========

(12) INCOME TAXES

     The components of income tax expense (benefit) are as follows (in thousands):

     Years ended
     December 31                                             1994      1993       1992
- -------------------                                        --------  --------   --------
     Current income taxes:
        Federal                                            $  4,411     4,401      6,930
        State                                                 1,020     1,073      1,043
                                                           --------  --------   --------
     Total current income taxes                               5,431     5,474      7,973
     Deferred income taxes                                     (844)      736     (2,616)
                                                           --------  --------   --------
     Total income tax expense                              $  4,587     6,210      5,357
                                                           ========  ========   ========


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     The principal components of deferred tax assets (liabilities) at December 31 are as follows (in thousands):

                                                                       1994             1993
                                                                  ---------        ---------
     Gross deferred tax assets:
        Allowance for loan losses                                 $   5,144            4,311
        Deferred loan fees                                              731              860
        Capital leases                                                  320              282
        Deferred compensation                                           173               27
        Mortgage loans                                                   46              140
        Investment securities available-for-sale                         44               -
        Other accrued expenses                                           46                7
                                                                  ---------        ---------
        Total                                                         6,504            5,627
                                                                  ---------        ---------
     Gross deferred tax liabilities:
        Premises and equipment                                         (311)            (686)
        Direct finance leasing                                          (71)            (572)
        Pension plan                                                   (506)            (562)
        Intangible assets                                              (811)            (798)
        Investment securities available-for-sale                         -              (733)
        Other                                                           (38)            (111)
                                                                  ---------        ---------
        Total                                                        (1,737)          (3,462)
                                                                  ---------        ---------
     Net deferred tax assets                                      $   4,767            2,165
                                                                  =========        =========

     Management believes that it is more likely than not that the deferred tax assets will be fully realized, therefore no valuation allowance has been recorded as of December 31, 1994 and 1993. The significant components of deferred income tax expense for 1992, prior to the adoption of Statement No. 109, are as follows (in thousands):

        Year ended December 31                                                         1992
        ----------------------                                                    ---------
     Provision for loan losses                                                    $     (630)
     Direct lease financing income                                                      (229)
     Depreciation and amortization, including net effect of capital leases              (539)
     Employee benefits                                                                    94
     Mortgage loan servicing rights                                                   (1,197)
     Other, net                                                                         (115)
                                                                                  ----------
     Total deferred income taxes                                                  $   (2,616)
                                                                                  ==========

                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     The effective income tax rate was 27.7% for 1994, 31.3% for 1993, and 30.5% for 1992, as compared with the statutory Federal income tax rate of 35% in 1994 and 1993 and 34% in 1992. The major causes of the rate differential are as follows (in thousands):

     Years ended December 31                                      1994        1993       1992
     -----------------------                                 ---------   ---------  ---------
     Federal income taxes at statutory rate                  $   5,806      6,941      5,970
     Increase (decrease) in taxes
        resulting from:
           Tax exempt interest                                  (2,926)    (2,077)    (1,806)
           State taxes, net of federal taxes                       563        794        601
           Amortization of goodwill                                840        602        564
           Nondeductible merger expenses                           350         -          -
           Other, net                                              (46)       (50)        28
                                                             ---------   ---------  ---------
     Actual income tax expense                               $   4,587      6,210      5,357
                                                             =========   =========  =========

     Income tax benefit of $142,000 and $408,000 for 1994 and 1993, respectively, relating to stock options, was credited directly to stockholders' equity.

(13) STOCKHOLDERS' EQUITY

     The Company has outstanding, preference and common stocks. The following is a description of their pertinent features.

     Series A Preferred Stock: In September, 1993, the Company voluntarily redeemed all issued and outstanding shares of Series A preferred stock at a price of $62.00 per share. Prior to the redemption, stockholders of Series A preferred stock received dividends at an annual rate of $5.50 per share.

     Series B Preference Stock: In March 1994, all the issued and outstanding shares of Series B preference stock were converted into 75,000 shares of Class A common stock of the Company. Prior to the conversion, stockholders of Series B preference stock received an annual dividend of $13.60 in 1993 and 1992. No dividends were paid in 1994.

     Series C Preference Stock: In April, 1992, the Company issued 40,250 shares of Series C preference stock, represented by 805,000 depositary shares, to reduce existing short-term debt and to fund future acquisitions. Each share receives annual dividends of $35.00, payable quarterly, and is convertible into 27.78 shares of Class A common stock. During 1994, a total of 1,475 shares were converted into 40,975 shares of the Company's Class A common stock. Each share may be redeemed by the Company after June 30, 1997 at $500 per share, its liquidation value, and is junior to any outstanding shares of Series A preferred stock and is on parity with the Series B preference stock.


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     Preference stock may be issued in one or more series by the Board of Directors of the Company, which is given authority to fix the number of shares, the distinctive designation of the series, dividend rights, dividend rates, voting rights (if any), redemption provisions, liquidation preferences, and other rights and restrictions.

     Common Stock: The Company maintains two classes of common stock, Class A and Class B. The Class A common stockholders are entitled to a distribution of $9.00 per share before any distribution is made to Class B common stockholders. If any assets remain after distributing $9.00 per share to Class B common stockholders, Class A and Class B common stockholders will share ratably in any remaining assets. Class A common stockholders are entitled to one vote per share, and Class B common stockholders are entitled to 20 votes per share on all matters in which Class A and Class B common stockholders vote together. Matters in which Class A common stockholders vote separately are proposals to issue Class B common stock, except as part of pro rata stock splits and stock dividends; the election of the Class A director; any merger, liquidation or business combination where the consideration per share for holders of Class A common stock is different from the consideration per share for holders of Class B common stock; and as otherwise permitted by law. A preferential dividend equal to at least 120% of any cash dividend paid on each share of Class B common stock must be paid to holders of Class A common stock.
     Each share of Class B common stock is convertible into one share of Class A common stock at any time.

     As of December 31, 1994, 2,033,000 shares of Class A common stock were reserved for the issuance of shares under the Company's stock option plans.

(14) STOCK OPTIONS

     The Company issues stock options to its directors, officers, and other key individuals under several stock option plans. A total of 3,286,000 shares of common stock have been reserved for issuance under the plans with 1,253,000 shares issued to date. Stock options may be granted as incentive or nonqualified options, are granted at market value (stockholders who own 10% or more of the voting stock of the Company receive incentive stock options at 110% of market value), and have various vesting and expiration dates.



                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements


     A summary of options to purchase Class A common shares under the plan is as follows:

                                                                1994                                       1993
                                                   -----------------------------                ----------------------------
                                                     Number          Option                       Number         Option
                                                   of Options        Price                      of Options       Price
                                                   ----------        -------                    ----------       ------
     Outstanding options, January 1                 1,306,802      $ 10.38-18.63                 1,303,939      $10.38-18.63
     Option activity during the year:
        Granted                                       182,564        18.25-19.25                   350,200       15.25-18.15
        Adjustments                                    19,339        12.88-20.08                      -               -
        Assumed through acquisitions                   36,029         7.23-12.14                      -               -
        Exercised                                     (57,400)        8.16-16.50                  (233,826)      10.38-16.75
        Canceled                                      (33,739)       10.38-18.25                  (113,511)      10.38-16.75
                                                    ---------      -------------                 ---------      ------------

     Outstanding options, December 31               1,453,595      $  7.23-20.08                 1,306,802      $10.38-18.63
                                                    =========      =============                 =========      ============

(15) DIVIDEND LIMITATIONS

     The Company operates its bank subsidiaries at capital levels greater than the minimums required by bank regulators under the core leverage and risk-based capital measurements. This policy guides the level of dividends that can be paid to the Company by the bank subsidiaries. As of December 31, 1994, $5.1 million is available for the payment of dividends by the bank subsidiaries without requiring regulatory approval or violating the Company's more restrictive capital policies.

(16) BENEFIT PLANS

     The Company's pension plan existed as a defined benefit plan until October 31, 1989, the effective date of the plan curtailment. Under the curtailment, a plan participant's account is maintained by the plan and is accessible only when the participant attains age 59-1/2 or upon separation from the Company. Payouts under the plan are made at the greater of the participant's account balance on the date of curtailment increased annually by 8%, or an amount based upon the accrued benefit as of the date of the curtailment discounted at the current Pension Benefit Guaranty Corporation's rate.


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     The plan's funded status at December 31 is as follows (in thousands):

                                                                                  1994                1993      1992
                                                                                  ----                ----      ----
     Actuarial present value of benefit obligations:
        Accumulated benefit obligation, all of which are vested                  $(1,511)           (2,193)    (1,933)
        Projected benefit obligation for service rendered to date                 (1,511)           (2,193)    (1,933)
     Plan assets at fair value, primarily U.S. Treasury and
        U.S. Government agency securities                                          2,114             2,492      2,577
                                                                                 -------            ------     ------

     Plan assets in excess of projected benefit obligation                           602               299        644
     Unrecognized net loss                                                           673             1,125        991
                                                                                 -------            ------     ------

     Prepaid pension cost                                                          1,275             1,424      1,635
                                                                                 -------            ------     ------

     Net pension costs including the following components:
        Interest cost on projected benefit obligation                                143               149        136
        Actual return on plan assets                                                  33              (134)      (127)
        Net amortization and deferral                                               (155)               14         (9)
                                                                                 -------            ------     ------

        Net periodic pension expense                                                  21                29        -
        Loss recognized on settlements                                               128               182        -
                                                                                 -------            ------     ------

     Total pension expense                                                       $   149               211        -
                                                                                 =======            ======     ======


     Assumptions used in the accounting were as follows:


                                                                                  1994                1993      1992
                                                                                  ----                ----      ----

     Pre-retirement discount rate                                                     8.25%            7.00       7.25
     Post-retirement discount rate                                                    8.25             7.00       7.25
     Long-term rate of return on plan assets                                          8.00             8.00       8.00
                                                                                   =======           ======     ======

     In connection with the pension plan curtailment, the Company established a profit sharing plan which is comprised of an Employee Stock Ownership Plan
     (ESOP) and a Profit Sharing and Thrift Plan (401(k) Plan). The Company contributes a percentage of an employee's annual base salary, as determined by the Board of Directors, to the ESOP and to the 401(k) Plan. Since the inception of the plan, the annual rate of contribution has been 4%. The 401(k) Plan also permits voluntary employee contributions of up to 10% of annual base salary. The Company adds a matching contribution of 20% on the first 6% of base salary contributed by each employee.
     Effective January 1, 1994, the ESOP was combined with the 401(k) Plan and was renamed the First Colonial Bankshares Corporation Retirement Plan.
     The Company's total contribution to the profit sharing plan was $1.0 million, $848,000, and $763,000 for 1994, 1993, and 1992, respectively.



                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(17) OFF-BALANCE SHEET RISK

     To meet the financing needs of customers and to reduce exposure to fluctuations in interest rates, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, loans sold with recourse, standby letters of credit, financial guarantees, and interest rate swaps. Those instruments involve, to varying degrees, elements of credit and interest risk in excess of the amount recognized in the consolidated balance sheets. The contractual or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company's off-balance sheet financial instruments at December 31, are as follows (in thousands):

                                                                                   1994                1993
                                                                                   ----                ----
     Financial instruments whose contract amounts represent credit risk:
        Commitments to extend credit                                             $  318,328          283,044
        Standby letters of credit and financial guarantees written                   18,384           22,913
        Loans sold with recourse                                                      5,728            6,244
     Financial instruments whose notional or contract amounts
     exceed the amount of credit risk:
        Interest rate swap agreements                                                40,750           71,500
                                                                                 ==========          =======

     For commitments to extend credit, standby letters of credit, and financial guarantees written, the Company's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate swap transactions, the Company controls the credit risk through credit approvals, limits, and monitoring procedures.

     A commitment to extend credit is an agreement to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment and amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral supporting those commitments when deemed necessary.


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     Loans sold with recourse represent a portion of loan sold to permanent investors and serviced by the Company's mortgage banking operation and leases sold by Mid-States. Collateral represents property upon which the mortgage loans or equipment lease financing arrangements were originally made.

     The Company enters into a variety of interest rate swap agreements as a means of controlling its interest rate exposure within the investment, loan and deposit portfolios. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying principal amounts. The differential to be paid or received is accrued and recognized as an adjustment to interest income or expense. These agreements involve not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company entered into one agreement with a notional value of $5 million during 1994. The Company did not enter into any agreements in 1993. Agreements with notional values of $35.8 million and $33 million either expired or were terminated during 1994 and 1993, respectively.

     The Company operates community banks located throughout the Chicago area, which is characterized by a wide range of service and commercial industries. The community lending focus is also diverse, with no particular industry or geographic concentration.

(18) LITIGATION

     The Company and its subsidiaries are defendants in various legal proceedings arising in the normal course of business. In the opinion of management, based on the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on the Company's financial position.


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates for the Company's financial instruments are set forth below (in thousands):


                                                                  December 31,                           December 31,
                                                                     1994                                   1993
                                                          ------------------------------          -----------------------------
                                                          Carrying             Fair               Carrying            Fair
                                                           amount             value                amount            value
     Financial assets:
        Cash and noninterest bearing deposits              $     90,710           90,710              85,886             85,886
        Federal funds sold                                        9,070            9,070               9,415              9,415
        Money market investments                                    405              405               1,307              1,307
        Investment securities                                   533,732          517,875             481,418            484,447
        Loans (excludes direct lease financing of
           $27,296 in 1994 and $25,338 in 1993)               1,045,217        1,018,757             937,151            938,708
                                                           ------------        ---------           ---------          ---------

     Financial liabilities:
        Noninterest-bearing deposits                            308,215          308,215             250,231            250,231
        Interest-bearing deposits                             1,227,726        1,227,726           1,110,306          1,111,744
        Short-term borrowings                                    55,021           55,021              64,616             64,616
        Long-term debt (excludes capital lease
           obligations of $1,641 in 1994 and
           $3,220 in 1993)                                       25,821           25,944               8,712              8,812
                                                           ------------        ---------           ---------          ---------

     Off-balance sheet financial instruments:*
        Interest rate swap agreements:
           In a net receivable position                              -                -                   79                370
           In a net payable position                                (47)            (228)               (100)            (4,086)
        Commitments to extend credit                                664              664                 332                332
                                                           ============        =========           =========          =========

     * The amounts shown under "carrying amount" represent accruals or deferred income (fees) arising from these unrecognized financial instruments.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash and noninterest-bearing deposits: The carrying amount is a reasonable estimate of fair value.

     Federal funds sold: The carrying amount is a reasonable estimate of fair value.


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements


     Money market investments: The estimated fair value is determined by bid prices published in financial newspapers and quotations from securities dealers.

     Investment securities: The estimated fair value is determined by bid prices published in financial newspapers, quotations from securities dealers, and quoted market prices of similar instruments. (Fair values of related hedges are included in interest rate swap agreements.)

     Loans: The fair value of performing fixed rate loans is determined by discounting scheduled cash flows through the contractual maturity using estimated market rates that reflect the credit and interest rate risk inherent in various loan portfolios. For fixed rate loans, other than residential real estate loans, the discount rate is the Treasury rate, plus 300 to 375 basis points, consistent with the remaining maturities. For residential real estate loans, the discount rate is based on the Federal National Mortgage Association rate consistent with the remaining maturities. For variable rate performing loans, the carrying amount is a reasonable estimate of fair value.

     Fair value for significant nonperforming loans is based on recent external appraisals and recent internal estimates of liquidation values. The fair value is then estimated by discounting these future cash flows using the estimated market rates, which reflect the risk associated with these cash flows, and are consistent with the estimated liquidation date.

     Noninterest-bearing deposits: The carrying amount is a reasonable estimate of fair value.

     Interest-bearing deposits: The fair value of interest-bearing demand deposit savings accounts is the amount payable on demand at the reporting date. For variable rate certificates and certificates that mature within 90 days, the carrying amount is a reasonable estimate of fair value. The fair value of fixed rate certificates of deposit is estimated by discounting the future cash flows using the Treasury rate consistent with the remaining maturities. In instances where the calculated fair value is less than the amount payable, the fair value is presented as the amount payable.

     Short-term borrowings: The carrying amount is a reasonable estimate of fair value.

     Long-term debt: The fair value of long-term debt is calculated by discounting scheduled cash flows through the estimated maturity using estimated market rates that reflect the current interest rates of similar debt instruments.

     Interest rate swap agreements: The fair value of interest rate swaps is calculated by discounting projected cash flows through the estimated maturity. These values represent the estimated amount the Company would receive or pay to terminate the contracts.


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     Commitments: The fair value of commitments to extend credit, standby letters of credit, and financial guarantees is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Because the vast majority of the Company's loan commitments are variable or short-term, the carrying amount is a reasonable estimate of the fair value.

     Limitations: Fair value estimates are made at a specific point in time, based on relevant market information regarding the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire portfolio of financial instruments, or any subset thereof. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets not considered financial instruments include the Company's mortgage banking, investment services, leasing and trust operations, as well as property, equipment, and goodwill. In addition, the tax ramifications related to the recognition of unrealized gains and losses can have a significant effect on fair value and have not been considered in these estimates.


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(20) FIRST COLONIAL BANKSHARES CORPORATION (PARENT ONLY)
        FINANCIAL INFORMATION

     The condensed financial information (parent only) conforms with the accounting policies described in the preceding notes and is as follows at December 31 (in thousands):

                                                                                1994               1993
                                                                                ----               ----
                           CONDENSED BALANCE SHEETS
     Assets:
        Cash                                                                  $      739              264
        Investment securities                                                         63               63
        Investment in subsidiaries:
           Bank                                                                  167,704          147,899
           Nonbank                                                                 5,787            5,593
        Intercompany advances and notes receivable                                 6,672           19,103
        Prepaid pension cost                                                       1,275            1,424
        Other assets                                                                 735            1,683
                                                                              ----------          -------

     Total assets                                                             $  182,975          176,029
                                                                              ==========          =======

     Liabilities:
        Accrued taxes and other liabilities                                   $    2,931            2,760
        Short-term borrowings                                                      7,250           15,505
        Long-term debt                                                            19,500            1,500
                                                                              ----------          -------

     Total liabilities                                                            29,681           19,765

     Stockholders' equity                                                        153,294          156,264
                                                                              ----------          -------
     Total liabilities and stockholders' equity                               $  182,975          176,029
                                                                              ==========          =======


                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements


     Years ended December 31 (in thousands)                               1994            1993          1992
                                                                          ----            ----          ----
                                CONDENSED STATEMENTS OF INCOME
     Operating Income:
        Dividends received from bank subsidiaries                     $  22,056            16,820      21,585
        Fees charged to subsidiaries:
           Bank                                                             -                 -         1,262
           Nonbank                                                          -                 -           148
        Interest on intercompany advances and other receivables             585               484         210
        Other income                                                          8               273         272
                                                                      ---------            ------      ------
     Total                                                               22,649            17,577      23,477
                                                                      =========            ======      ======
     Operating Expenses:
        Interest                                                          1,712               869       1,191
        Salaries and employee benefits                                    4,271             3,597       3,205
        Net amortization of purchase adjustments                            200               263         517
        Amortization of goodwill                                            747               729         670
        Other                                                             3,942             2,928       2,853
                                                                      ---------            ------      ------
     Total                                                               10,872             8,386       8,436
                                                                      =========            ======      ======
     Income before income taxes and equity in undistributed net
        income of subsidiaries                                           11,777             9,191      15,041
     Applicable income tax benefit                                        3,193             2,606       1,856
                                                                      ---------            ------      ------
     Income before equity undistributed net income of subsidiaries       14,970            11,797      16,897
     Equity in income of subsidiaries in excess of (less than)
        cash dividends                                                   (2,968)            1,822      (4,695)
                                                                      ---------            ------      ------
     Net income                                                          12,002            13,619      12,202

     Dividend requirements of preferred and preference stock              1,388             1,795       1,432
                                                                      ---------            ------      ------
     Net income applicable to common stock                            $  10,614            11,824      10,770
                                                                      =========            ======      ======



                                                                     (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

     Years ended December 31 (in thousands)                                   1994                 1993          1992
     --------------------------------------                                   ----                 ----          ----
                      CONDENSED STATEMENTS OF CASH FLOWS

     Operating activities:
        Net income                                                            $   12,002             13,619       12,202
        Adjustments to reconcile net income to
           net cash provided by operating activities:
           Subsidiaries earnings (in excess of)
           less than cash dividends                                                2,968             (1,822)       4,695
           Depreciation and amortization, net                                      1,475              1,412        1,684
           Other, net                                                                991               (366)         315
                                                                              ----------            -------      -------

     Net cash provided by operating activities                                    17,436             12,843       18,896
                                                                              ----------            -------      -------

     Investing activities:
        Purchase of bank subsidiaries                                            (29,101)               -            -
        Additional investment in subsidiaries                                       (800)            (4,401)      (6,664)
        Redemption of bank subsidiary capital                                      5,100                -            -
        Net increase (decrease) in intercompany
           advances and notes receivable                                          12,431            (12,649)      (6,454)
        Purchases of equipment and other assets                                      (44)              (290)        (100)
                                                                              ----------            -------      -------

     Net cash used by investing activities                                       (12,414)           (17,340)     (13,218)
                                                                              ----------            -------      -------

     Financing activities:
        Net increase (decrease) in short-term borrowings                          (8,255)            15,505      (19,767)
        Issuance of long-term debt                                                28,000
        Repayment of long-term debt                                              (10,000)            (4,574)      (1,142)
        Issuance of Series C preference stock                                        -                  -         19,231
        Redemption of Series A preferred stock                                       -               (4,273)         -
        Cash dividends paid                                                       (7,037)            (6,851)      (5,974)
        Proceeds from stock option transactions                                      747              3,344        3,726
        Acquisition of treasury stock                                             (8,002)               -           (266)
                                                                              ----------            -------      -------

     Net cash provided by (used in) financing activities                          (4,547)             3,151       (4,192)
                                                                              ----------            -------      -------

     Increase (decrease) in cash                                                     475             (1,346)       1,486
     Cash at beginning of year                                                       264              1,610          124
                                                                              ----------            -------      -------

     Cash at end of year                                                      $      739                264        1,610
                                                                              ==========            =======      =======


                                                                    (Continued)

FIRST COLONIAL BANKSHARES CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(21) SUBSEQUENT EVENT

     On January 31, 1995, First Colonial Bankshares Corporation merged with Firstar Corporation of Wisconsin, a wholly owned subsidiary of Firstar Corporation. Pursuant to the "Agreement and Plan of Reorganization" and "Plan of Reorganization," each dated July 31, 1994, each outstanding share of the Company's Class A and Class B common stock was converted into .7725 of a share of Firstar Corporation's common stock, and each outstanding depositary share representing an interest in the Company's Series C preference stock was converted into one depositary share representing an interest in Firstar Corporation's Series D preferred stock.

                      [KPMG PEAT MARWICK LLP LETTERHEAD]

                          Independent Auditors' Report


To the Board of Directors and Stockholders
First Colonial Bankshares Corporation:

We have audited the accompanying consolidated balance sheets of First Colonial Bankshares Corporation (Company) and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Colonial Bankshares Corporation and Subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993.

                                                     KPMG PEAT MARWICK LLP


January 30, 1995

(c)     Exhibits

      21. Consent of independent auditors










                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            FIRSTAR CORPORATION




Dated: April 27, 1995                       /s/ William H. Risch
                                            ---------------------------------
                                            William H. Risch
                                            Senior Vice President - Finance &
                                            Treasurer
                                            (Chief Financial Officer)